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                                                                   EXHIBIT 10.21

                             SECURED PROMISSORY NOTE


US$ 2,800,000.00                                      Farmington Hills, Michigan
                                                      August 31, 2001

1.        PROMISE TO PAY

          FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of TRW Inc. ("TRW"), at 24175 Research Drive, Farmington Hills, Michigan 48335-2642, or at such other place as the holder hereof may designate in writing, the principal sum of United States Two Million Eight Hundred Thousand and No/100 Dollars (US$2,800,000.00), together with interest on all amounts from time to time outstanding hereunder calculated on the basis of a 365 day year for the number of days in a month actually outstanding at the rate of six percent per annum (6%), while Maker is not in default of its obligations to the holder hereof, and at the rate of sixteen percent (16%) per annum during any period of Maker's default under this Note. The interest hereunder is chargeable only on amounts from time to time actually outstanding.

          The principal amount of this Note shall be paid in installment payments, and at the time each installment payment of principal is paid it shall be accompanied by a payment of all accrued interest as of the date of such payment. The amounts and due dates of the principal payments are as follows:

               $500,000.00, plus all accrued interest, on or before November 15, 2001

               $500,000.00, plus all accrued interest, on or before December 14, 2001

               $450,000.00, plus all accrued interest, on or before March 29,
               2002

               $450,000.00, plus all accrued interest, on or before June 28,
               2002

               $450,000.00, plus all accrued interest, on or before September 30, 2002

               $450,000.00, plus all accrued interest, on or before December 13, 2002

This Note is given by Maker as part of the consideration payable by Maker under that certain Termination Agreement of even date herewith made between Maker and TRW and the documents executed by and between Maker and TRW under and in connection with that Agreement. Payment by Maker of all amounts payable under this Note and performance by Maker of all other obligations of Maker under this Note and the Termination Agreement and documents referenced in, and executed in connection with, that Agreement are secured by the collateral and other rights granted

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to TRW by Maker under that certain General Security Agreement of even date herewith that Maker executed and delivered to TRW with this Note, and under the Guaranty executed by Maker's subsidiaries and delivered to TRW with this Note.

2.        COLLECTION RIGHTS

          Maker waives presentment, protest and notice of dishonor, and Maker waives the right to all other notices or demands that might otherwise be required by law. The holder may grant releases or compromises of this Note or release any collateral therefor to any party who is liable to make payment on this Note, without notice or consent of Maker, and without affecting the liability of Maker.

3.        PREPAYMENT

          The Maker shall have the right to prepay the principal amount outstanding in whole or in part without notice or penalty. Any partial prepayment shall be applied first to payment of any accrued interest and then against the principal amount outstanding and shall not extend or postpone the due date of any subsequent installments or change such installments, unless the holder hereof shall otherwise agree in writing.

4.        RIGHTS ON DEFAULT

          If any sum payable is not paid when due; if Maker, or other person liable on this Note, shall become insolvent, become subject to an order for relief under a bankruptcy law, either voluntary or involuntary, or make a general assignment for the benefit of creditors; or if any proceeding for enforcement of a judgment is commenced against Maker or any property of Maker; or if Maker fails to perform any other obligation under this Note, the General Security Agreement under which this Note is secured, or any of the agreements by and between Maker and TRW pursuant to which this Note is given, all the amounts owed, including accrued interest, shall become and be, at the option and discretion of the holder, due and payable immediately without demand by, or notice from, the holder. No delay on the part of holder in exercising any power or right under this Note shall operate as a waiver of the power or right, nor shall any single or partial exercise of any power or right preclude further exercise of that power or right. Maker shall pay to holder all expenses incurred by holder, including actual attorneys fees expended by holder, in enforcing any of the provisions of this Note or the General Security Agreement.

5.        SECURITY AGREEMENT AND GUARANTY

          To secure payment of all obligations hereunder and the Maker's performance of all obligations to TRW, the Maker has executed and delivered to TRW the General Security Agreement. For any default in payment or the performance of any other obligation of the Maker, the holder may, without notice, declare this Note due forthwith and may realize on, or dispose of, the collateral in any manner allowed by law. Payment of this Note and Maker's performance of all obligations to TRW is further secured by the delivery to TRW of that certain Guaranty executed by Maker's subsidiaries.


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6.        MISCELLANEOUS

        Holder and the Maker, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Note or any related instrument or agreement or any of the transactions contemplated by this Note or any course of conduct, dealing, statements, whether oral or written, or actions of either of them. Neither Holder nor the Maker shall seek to consolidate, by counterclaims or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either Holder or the Maker, except by a written instrument executed by both of them.


          This Note has been made and delivered in the State of Michigan and this Note shall be construed in accordance with the laws of the State of Michigan. This Note and the provisions hereof are binding on the heirs, executors, administrators, assigns, or successors of Maker.


                                      SmarTire Systems Inc., a British Columbia
                                      Corporation

                                      By: /s/ ROBERT V. RUDMAN
                                          --------------------
                                      Its: President and Chief Executive Officer
                                          --------------------------------------
                                                        "Maker"



                                      Dated: August 31, 2001



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